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                                                                   Exhibit 10.15

                     [Letterhead of Rotech Healthcare Inc.]


                                                                 October 30,2002
Albert Prast
400 Lakewood Drive
Winter Park, Florida 32789

     Re: Agreement with Respect to Rights Upon Termination of Employment

Dear Albert:

     Rotech Healthcare, Inc., a Delaware corporation (the "Company" or "Rotech"), is pleased to offer you the following agreement with respect to your rights upon the termination of your employment with the Company.

     1. Upon the termination of employment by you for Good Reason or by the Company without Cause (as those terms are defined below), the Company shall (a) pay to you, with your final paycheck, any base salary or bonus earned by you but not yet paid as of the date of the termination of your employment; (b) fully reimburse you for all reimbursable expenses; (c) pay to you in a lump sum no later than twenty (20) days after the termination of your employment, an amount equal to the sum of (i) one hundred fifty percent (150%) of your annual base salary (measured as of the time of the termination of your employment and without mitigation due to any remuneration or other compensation earned by you following such termination of employment), and (ii) an amount equal to the bonus paid to you for performance in 2001 (excluding bankruptcy retention related bonuses); and (d) continue your medical coverage under the Company's group health plan in accordance with the Consolidated Omnibus Budget Reconciliation Act ("COBRA") for a period of eighteen (18) months from the date of the termination of your employment by directly paying the monthly premiums on your behalf during such period. Your entitlement to the severance pay and other termination benefits provided for in this Paragraph 1 are conditioned upon your
(A) providing a general release in favor of Rotech, in a form approved by the Company, of any and all claims arising out of, relating to or concerning your employment or the termination of your employment with the Company and (B) material compliance with the Confidentiality and Inventions Rights Agreement annexed to this letter as Exhibit A.

     2. Wherever reference is made in this letter agreement to the termination of your employment by the Company being with or without Cause, "Cause" shall include, without limitation, the termination of your employment with the Company due to the occurrence of one or more of the following events as determined by a majority vote of the Board of Directors: (a) your conviction or your entry of a plea of guilty or nolo contendere to any felony, (b) your engagement in conduct constituting breach of fiduciary duty, willful misconduct or gross negligence relating to the Company or the performance of your duties (including intentional acts of employment discrimination or sexual harassment) or fraud which have a significant adverse effect on the Company, (c) your willful failure to follow a reasonable and lawful written

    2600 Technology Drive, Suite 300 . Orlando, Florida 32804 . 407-822-4600


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directive of the Chief Executive Officer or the Board of Directors (which shall be capable of being performed by you with reasonable effort), (d) your deliberate and continued failure to perform your material duties, and (e) your intentional disparagement of the Company or any of its affiliate, subsidiary or parent companies or any of their collective executives, shareholders, directors, or officers in any written or oral communication; provided, however, that you shall receive thirty (30) days' prior written notice that the Board of Directors intends to meet to consider your termination for Cause and specifying the actions allegedly constituting Cause.

     3. For purposes of this letter agreement, "Good Reason" shall mean the occurrence of one or more of the following events: (a) the Company's failure to pay your base salary, earned bonus or additional earned compensation or its failure to continue your benefits, perquisites or related benefits, (b) a decrease in your base salary, (c) without your written consent, requiring you to regularly report to work at a facility more than fifty (50) miles from the location of your employment at the time of the execution of this letter agreement, (d) without your written consent, the directing to you of any duties or responsibilities which are materially inconsistent with your responsibilities, positions and/or titles, (e) without your written consent, a material reduction in your title, duties, positions or responsibilities, or (f) without your written consent the failure by the Company to continue in effect any employee benefit or compensation plan including, but not limited to, any life insurance plan, health insurance plan and accidental death or disability plan in which you participate unless (1) such benefit or compensation plan, life insurance plan, health insurance plan or related covenant, or accidental death or disability plan or similar plan or benefit is replaced with a comparable plan in which you will participate or which will provide you with comparable benefits, or (2) the Company requests that you seek comparable coverage under another such plan(s) and the Company reimburses you in full, on an after-tax basis (taking into consideration all net Federal, State and local income taxes), for such coverage. In the event you believe Good Reason to exist, then you must provide the Company with written notice no later than ninety (90) days after such event or condition you claim constitutes Good Reason occurs specifying the bases for your belief that Good Reason exists. If the Company shall not have cured or eliminated the event constituting Good Reason within thirty (30) days after receipt of your written notice, upon expiration of such 30-day period, your employment hereunder shall automatically be terminated.

4. You acknowledge, and by your signature hereby confirm, that the Company has agreed to provide you with the benefits and payments provided for herein in consideration for your agreement to be bound by the terms of the Confidentiality and Inventions Rights Agreement annexed hereto as Exhibit A and that such benefits serve as sufficient consideration therefore.


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If the foregoing correctly sets forth our understanding, please sign two (2)
copies of this letter and return it to the undersigned, whereupon this letter shall constitute a binding agreement between you and the Company.


                                  Very truly yours,

                                  Rotech Healthcare, Inc.

                                  By: /s/ Guy P. Sansone
                                  Name:  Guy P. Sansone
                                  Title: Interim Co-CEO & President


Accepted and Agreed:

/s/ Albert Prast
Albert Prast

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